As filed with the Securities and Exchange Commission on December 15, 2009

Registration No. 333-162321

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ATHEROS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	77-0485570
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5480 Great America Parkway

Santa Clara, CA 95054

(408) 773-5200

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Dr. Craig H. Barratt

President and Chief Executive Officer

Atheros Communications, Inc.

5480 Great America Parkway

Santa Clara, CA 95054

(408) 773-5200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Allison Leopold Tilley, Esq. Davina K. Kaile, Esq. Pillsbury Winthrop Shaw Pittman LLP 2475 Hanover Street Palo Alto, CA 94304	Trevor J. Chaplick, Esq. Peter G. Samuels, Esq. Proskauer Rose LLP 1001 Pennsylvania Avenue, NW Suite 400 South Washington, DC 20004	Henry N. Nassau, Esq. Ian A. Hartman, Esq. Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effectiveness of this registration statement and the effective time of the merger of Intellon Corporation, or Intellon, with a wholly-owned subsidiary of the registrant as described in the Agreement and Plan of Merger dated as of September 8, 2009, or the Merger Agreement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Explanatory Note

This Post-Effective Amendment No. 1 to Atheros Communications, Inc.’s Registration Statement on Form S-4 (Registration No. 333-162321) originally filed with the Securities and Exchange Commission on October 2, 2009, as amended by Amendment No. 1, filed November 4, 2009, as amended by Amendment No. 2, filed November 6, 2009, and as amended by Amendment No. 3, filed November 10, 2009, is being filed for the sole purpose of amending the exhibit index to include Exhibit No. 8.2 and Exhibit No. 23.6, which Exhibit 8.2 and Exhibit No. 23.6 are also filed herewith. No changes have been made to Part I or Part II of the Registration Statement other than Item 21(a) of Part II as set forth below.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits.

Exhibit	Description
2.1	Agreement and Plan of Merger dated September 8, 2009, by and among Atheros Communications, Inc., Iceman Acquisition One Corporation, Iceman Acquisition Two LLC and Intellon Corporation (filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed September 8, 2009, and incorporated herein by reference).†

3.1	Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, file no. 333-110807, and incorporated herein by reference).

3.2	Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, file no. 333-110807, and incorporated herein by reference).

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

8.1*	Opinion of Dechert LLP.

8.2	Tax opinion of Dechert LLP.

10.1(1)	Form of Indemnification Agreement between the Registrant and its officers and directors (filed as Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1, file no. 333-110807, and incorporated herein by reference).

10.2(1)	1998 Stock Incentive Plan and form of agreements thereunder (filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, file no. 333-110807, and incorporated herein by reference).

10.3(1)	2004 Stock Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and incorporated herein by reference).

10.4(1)	Amendment dated October 22, 2008, to 2004 Stock Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and incorporated herein by reference).

10.5(1)	Form of stock option agreement under 2004 Stock Incentive Plan (filed as Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).

10.6(1)	Form of restricted stock award agreement under 2004 Stock Incentive Plan (filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and incorporated herein by reference).

10.7(1)	Form of restricted stock unit agreement under 2004 Stock Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and incorporated herein by reference).

Exhibit	Description
10.8(1)	2004 Employee Stock Purchase Plan (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on April 21, 2006, and incorporated herein by reference).

10.9	Lease Agreement dated as of April 8, 2005, between Registrant and Prentiss Properties Acquisition Partners, L.P., (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on April 18, 2005, and incorporated herein by reference).

10.10	Warrant to Purchase Shares of Preferred Stock of Atheros Communications, Inc. dated September 6, 2001 by and between the Registrant and GATX Ventures, Inc. (filed as Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1, file no. 333-110807, and incorporated herein by reference).

10.11(1)	Offer Letter, dated April 9, 2003, by and between the Registrant and Craig Barratt (filed as Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1, file no. 333-110807, and incorporated herein by reference).

10.12(1)	Severance and Change in Control Agreement, dated February 13, 2009, by and between the Registrant and Craig Barratt (filed as Exhibit 10.12 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).

10.13(1)	Offer Letter, dated September 26, 2003, by and between the Registrant and Jack Lazar (filed as Exhibit 10.14 to the Registrant’s Registration Statement on Form S-1, file no. 333-110807, and incorporated herein by reference).

10.14(1)	Severance and Change in Control Agreement, dated February 13, 2009, by and between the Registrant and Jack Lazar (filed as Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).

10.15(1)	Offer Letter, dated May 14, 2007, by and between the Registrant and Ben Naskar (filed as Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, and incorporated herein by reference).

10.16(1)	Severance and Change in Control Agreement, dated February 13, 2009, by and between the Registrant and Ben Naskar (filed as Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).

10.17(1)	Offer Letter, dated December 29, 2005, by and between the Registrant and Gary Szilagyi (filed as Exhibit 10.12 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, and incorporated herein by reference).

10.18(1)	Severance and Change in Control Agreement, dated February 12, 2009, by and between the Registrant and Gary Szilagyi (filed as Exhibit 10.18 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).

10.19(1)	Exempt Employee Letter Agreement, dated September 13, 2000, by and between the Registrant and Adam Tachner (filed as Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).

10.20(1)	Severance and Change in Control Agreement, dated February 12, 2009, by and between the Registrant and Adam Tachner (filed as Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).

10.21(1)	Amended and Restated Exempt Employee Letter Agreement, dated May 8, 2001 by and between the Registrant and Hing Chu (filed as Exhibit 10.21 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).

10.22(1)	Severance and Change in Control Agreement, dated February 12, 2009, by and between the Registrant and Hing Chu (filed as Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).

Exhibit	Description

10.23(1)	Exempt Employee Letter Agreement, dated January 3, 2000, by and between the Registrant and David Torre (filed as Exhibit 10.23 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).

10.24(1)	Severance and Change in Control Agreement, dated February 12, 2009, by and between the Registrant and David Torre (filed as Exhibit 10.24 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).

10.25(1)	Summary of 2009 Executive Bonus Plan, adopted by the Compensation Committee of the Board of Directors on February 6, 2009 (filed under Item 5.02 in the Registrant’s Current Report on Form 8-K filed on February 6, 2009, and incorporated herein by reference).

10.26(1)	Summary of 2008 Executive Bonus Plan, adopted by the Compensation Committee of the Board of Directors on February 6, 2008 (filed under Item 5.02 in the Registrant’s Current Report on Form 8-K filed on February 12, 2008, and incorporated herein by reference).

10.27	Form of Support Agreement (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed September 8, 2009, and incorporated herein by reference).

16.1	Letter from Deloitte & Touche LLP to the Securities and Exchange Commission dated April 29, 2009 (filed as Exhibit 16.1 to the Registrant’s Current Report on Form 8-K filed April 29, 2009, and incorporated herein by reference).

21.1	List of Subsidiaries of the Registrant (filed as Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.3*	Consent of Dechert LLP (included in the opinion filed as Exhibit 8.1 to this Registration Statement).

23.4*	Consent of Ernst & Young LLP, independent registered public accounting firm of Intellon Corporation.

23.5*	Consent of Deutsche Bank Securities Inc.

23.6	Consent of Dechert LLP (included in the opinion filed as Exhibit 8.2 to this Registration Statement).

24.1*	Power of Attorney.

99.1*	Form of Intellon Proxy Card.

99.2*	Form of Merger Consideration Election Form.

*	Previously filed
†	Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to furnish supplemental copies of any omitted exhibits and schedules upon request by the SEC.
(1)	Indicates management contract or compensatory plan or arrangement.

(b)	Financial Statement Schedules.

None.

ITEM 22.	UNDERTAKINGS

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus (1) that is filed pursuant to the paragraph immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus which forms a part of this registration statement pursuant to Items 4, 10(b), 11, or 13 of this registration statement, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

The registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on December 15, 2009.

ATHEROS COMMUNICATIONS, INC.

By:	/S/ CRAIG H. BARRATT
Craig H. Barratt
President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this amendment to registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/S/ JOHN L. HENNESSY*	Chairman of the Board of Directors	December 15, 2009
John L. Hennessy

/S/ CRAIG H. BARRATT	President and Chief Executive Officer	December 15, 2009
Craig H. Barratt	(Principal Executive Officer) and Director

/S/ JACK R. LAZAR	Vice President of Corporate	December 15, 2009
Jack R. Lazar	Development, Chief Financial Officer and Secretary (Principal Financial Officer)

/S/ DAVID D. TORRE	Vice President and Chief Accounting	December 15, 2009
David D. Torre	Officer (Principal Accounting Officer)

/S/ DANIEL A. ARTUSI*	Director	December 15, 2009
Daniel A. Artusi

/S/ CHRISTINE KING*	Director	December 15, 2009
Christine King

/s/ TERESA H. MENG*	Director	December 15, 2009
Teresa H. Meng

/s/ MARSHALL L. MOHR*	Director	December 15, 2009
Marshall L. Mohr

/s/ ANDREW S. RAPPAPORT*	Director	December 15, 2009
Andrew S. Rappaport

/s/ WILLY C. SHIH*	Director	December 15, 2009
Willy C. Shih

*By:	/S/ JACK R. LAZAR	Attorney-in-fact	December 15, 2009
Jack R. Lazar

EXHIBIT INDEX

The following exhibits are filed herewith or are incorporated by reference to exhibits previously filed with the Securities and Exchange Commission. Atheros Communications, Inc., or the Registrant, shall furnish copies of exhibits for a reasonable fee (covering the expense of furnishing copies) upon request.

Exhibit	Description

2.1	Agreement and Plan of Merger dated September 8, 2009, by and among Atheros Communications, Inc., Iceman Acquisition One Corporation, Iceman Acquisition Two LLC and Intellon Corporation (filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed September 8, 2009, and incorporated herein by reference).†

3.1	Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, file no. 333-110807, and incorporated herein by reference).

3.2	Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, file no. 333-110807, and incorporated herein by reference).

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

8.1*	Opinion of Dechert LLP.

8.2	Tax opinion of Dechert LLP.

10.1(1)	Form of Indemnification Agreement between the Registrant and its officers and directors (filed as Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1, file no. 333-110807, and incorporated herein by reference).

10.2(1)	1998 Stock Incentive Plan and form of agreements thereunder (filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, file no. 333-110807, and incorporated herein by reference).

10.3(1)	2004 Stock Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and incorporated herein by reference).

10.4(1)	Amendment dated October 22, 2008, to 2004 Stock Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and incorporated herein by reference).

10.5(1)	Form of stock option agreement under 2004 Stock Incentive Plan (filed as Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).

10.6(1)	Form of restricted stock award agreement under 2004 Stock Incentive Plan (filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and incorporated herein by reference).

10.7(1)	Form of restricted stock unit agreement under 2004 Stock Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and incorporated herein by reference).

10.8(1)	2004 Employee Stock Purchase Plan (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on April 21, 2006, and incorporated herein by reference).

10.9	Lease Agreement dated as of April 8, 2005, between Registrant and Prentiss Properties Acquisition Partners, L.P., (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on April 18, 2005, and incorporated herein by reference).

10.10	Warrant to Purchase Shares of Preferred Stock of Atheros Communications, Inc. dated September 6, 2001 by and between the Registrant and GATX Ventures, Inc. (filed as Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1, file no. 333-110807, and incorporated herein by reference).

Exhibit	Description

10.11(1)	Offer Letter, dated April 9, 2003, by and between the Registrant and Craig Barratt (filed as Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1, file no. 333-110807, and incorporated herein by reference).

10.12(1)	Severance and Change in Control Agreement, dated February 13, 2009, by and between the Registrant and Craig Barratt (filed as Exhibit 10.12 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).

10.13(1)	Offer Letter, dated September 26, 2003, by and between the Registrant and Jack Lazar (filed as Exhibit 10.14 to the Registrant’s Registration Statement on Form S-1, file no. 333-110807, and incorporated herein by reference).

10.14(1)	Severance and Change in Control Agreement, dated February 13, 2009, by and between the Registrant and Jack Lazar (filed as Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).

10.15(1)	Offer Letter, dated May 14, 2007, by and between the Registrant and Ben Naskar (filed as Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, and incorporated herein by reference).

10.16(1)	Severance and Change in Control Agreement, dated February 13, 2009, by and between the Registrant and Ben Naskar (filed as Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).

10.17(1)	Offer Letter, dated December 29, 2005, by and between the Registrant and Gary Szilagyi (filed as Exhibit 10.12 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, and incorporated herein by reference).

10.18(1)	Severance and Change in Control Agreement, dated February 12, 2009, by and between the Registrant and Gary Szilagyi (filed as Exhibit 10.18 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).

10.19(1)	Exempt Employee Letter Agreement, dated September 13, 2000, by and between the Registrant and Adam Tachner (filed as Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).

10.20(1)	Severance and Change in Control Agreement, dated February 12, 2009, by and between the Registrant and Adam Tachner (filed as Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).

10.21(1)	Amended and Restated Exempt Employee Letter Agreement, dated May 8, 2001 by and between the Registrant and Hing Chu (filed as Exhibit 10.21 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).

10.22(1)	Severance and Change in Control Agreement, dated February 12, 2009, by and between the Registrant and Hing Chu (filed as Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).

10.23(1)	Exempt Employee Letter Agreement, dated January 3, 2000, by and between the Registrant and David Torre (filed as Exhibit 10.23 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).

10.24(1)	Severance and Change in Control Agreement, dated February 12, 2009, by and between the Registrant and David Torre (filed as Exhibit 10.24 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).

10.25(1)	Summary of 2009 Executive Bonus Plan, adopted by the Compensation Committee of the Board of Directors on February 6, 2009 (filed under Item 5.02 in the Registrant’s Current Report on Form 8-K filed on February 6, 2009, and incorporated herein by reference).

Exhibit	Description

10.26(1)	Summary of 2008 Executive Bonus Plan, adopted by the Compensation Committee of the Board of Directors on February 6, 2008 (filed under Item 5.02 in the Registrant’s Current Report on Form 8-K filed on February 12, 2008, and incorporated herein by reference).

10.27	Form of Support Agreement (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed September 8, 2009, and incorporated herein by reference).

16.1	Letter from Deloitte & Touche LLP to the Securities and Exchange Commission dated April 29, 2009 (filed as Exhibit 16.1 to the Registrant’s Current Report on Form 8-K filed April 29, 2009, and incorporated herein by reference).

21.1	List of Subsidiaries of the Registrant (filed as Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.3*	Consent of Dechert LLP (included in the opinion filed as Exhibit 8.1 to this Registration Statement).

23.4*	Consent of Ernst & Young LLP, independent registered public accounting firm of Intellon Corporation.

23.5*	Consent of Deutsche Bank Securities Inc.

23.6	Consent of Dechert LLP (included in the opinion filed as Exhibit 8.2 to this Registration Statement).

24.1*	Power of Attorney.

99.1*	Form of Intellon Proxy Card.

99.2*	Form of Merger Consideration Election Form.

*	Previously filed
†	Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to furnish supplemental copies of any omitted exhibits and schedules upon request by the SEC.
(1)	Indicates management contract or compensatory plan or arrangement.